EXHIBIT 4.4

AudioCodes Ltd.

Amendment No. 3 to 2008 Equity Incentive Plan

Effective January 1, 2016 Section 3(a) of the AudioCodes Ltd. 2008 Equity Incentive Plan (the “Plan”) is hereby amended to increase the aggregate maximum number of Ordinary Shares, nominal value NIS 0.01 per share (the “Ordinary Shares”), which may be issued under the Plan by 2,000,000 Ordinary Shares, such that, subject to Section 16 of the Plan, the aggregate maximum number of Ordinary Shares which may be issued under the Plan following this amendment shall be 8,009,122 Ordinary Shares.